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                                                                     Exhibit 2.1



                              SEPARATION AGREEMENT

         This Separation Agreement ("Agreement") is made and entered into as of August 8, 2000 by and among PETER KIEWIT SONS', INC., a Delaware corporation ("PKS"), KIEWIT MATERIALS COMPANY, a Delaware corporation ("KMC") and KIEWIT CONSTRUCTION GROUP INC., a Delaware corporation ("KCG", and together with PKS and KMC, collectively the "Parties" or individually a "Party").

         PRELIMINARY STATEMENTS. PKS conducts its operations primarily through two distinct segments. One segment primarily involves the production and retail sale of ready-mix concrete, asphalt, sand, gravel, landscaping materials and railroad ballast (the "Materials Segment"). KMC serves as a holding company for the subsidiaries of PKS in the Materials Segment. The other segment of PKS' operations primarily involves the performance of construction and construction management activities (the "Construction Segment"). KCG serves as a holding company for the subsidiaries of PKS in the Construction Segment.

         The Board of Directors of PKS has determined to pursue a series of transactions intended to separate the Construction Segment and the Materials Segment into two separate independent companies (collectively, the "Transaction"). The Parties desire to provide for the principal corporate transactions necessary to consummate the Transaction, the relationships among the Parties and the allocation of risks and responsibilities among the Parties should the Transaction be consummated, and certain other matters.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

                                    AGREEMENT

                                    ARTICLE I
                                   DEFINITIONS

         1.0 GENERAL. Capitalized terms used herein but not elsewhere defined shall have the following meanings:

         1.1 AFFILIATE: shall mean, with respect to any Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that for purposes of this Agreement, no member of either Group will be deemed to be an Affiliate of any member of the other Group.

         1.2 AGREEMENT: shall mean this Separation Agreement by and among PKS, KCG and KMC, as the same may hereafter be amended.

         1.3 ASSET: shall mean any and all assets and properties, whether real, personal or mixed, tangible or intangible, wherever located, and whether or not recorded or reflected or required to be recorded on the books and records or financial statements of any Person, including, without limitation, the following: (i) cash, cash equivalents, bank accounts, lock boxes and other deposit arrangements, notes, deposits, letters of credit, performance and surety bonds, trade accounts and other accounts and notes receivable (whether current or non-current); (ii) certificates of deposit,
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banker's acceptances, stock, debentures, evidences of indebtedness, certificates of interest or participation in profit-sharing agreements, collateral-trust certificates, preorganization certificates or subscriptions, capital contributions, joint venture and partnership interests, transferable shares, investment contracts, voting-trust certificates, fractional undivided interests in oil, gas or other mineral rights, puts, calls, straddles, options and other securities or equity interests of any kind or in any Person; (iii) trade secrets, confidential information, registered and unregistered trademarks, service marks, service names, trade styles and trade names and associated goodwill; statutory, common law and registered copyrights; domestic and foreign patents, applications for any of the foregoing, rights to use the foregoing and other rights in, to and under the foregoing; (iv) rights under leases, contracts, licenses, permits, distribution arrangements, sales and purchase agreements, other agreements and business arrangements; (v) real estate, all interests in real estate of whatever nature and buildings and other improvements thereon; (vi) leasehold improvements; (vii) raw materials, work-in-process, finished goods, consigned goods and other inventories; (viii) prepayments or prepaid expenses; (ix) claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind; (x) the right to receive mail, payments on accounts receivable and other communications; (xi) lists of advertisers, records pertaining to advertisers and accounts, personnel records, lists and records pertaining to suppliers and agents, and books, ledgers, files and business records of every kind, whether in paper, microfilm, microfiche, computer tape or disk, magnetic tape or any other form; (xii) advertising materials and other printed or written materials; (xiii) goodwill as a going concern and other intangible properties; (xiv) employee contracts, including any rights thereunder to restrict an employee from competing in certain respects;
(xv) licenses and authorizations issued by any governmental authority; (xvi) all apparatus, computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment and supplies, miscellaneous supplies and spare parts, automobiles, trucks, aircraft, rolling stock, vessels, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property of any kind; (xvii) all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties; (xiii) all computer applications, programs and other software, including operating software, network software, firmware, middleware, design software, design tools, systems documentation and instructions; (xix) all cost information, sales and pricing data, customer prospect lists, supplier records, customer lists, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, (xx) formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents; and (xxi) except as otherwise expressly provided herein, all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution.

         1.4 CODE: shall mean the Internal Revenue Code of 1986, as amended, or any successor legislation, together with the rules and regulations promulgated thereunder.

         1.5 CONSTRUCTION ASSETS: shall mean all of the Assets utilized immediately prior to the Effective Date by any member of the Construction Group in connection with the Construction Business.

         1.6 CONSTRUCTION BUSINESS: shall mean all of the businesses and operations conducted at, or at any time before, the Effective Date by PKS or any Subsidiary of PKS, other than the Materials Business.



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         1.7 CONSTRUCTION GROUP: shall mean KCG and the Subsidiaries of KCG as of the Effective Date.

         1.8 CONSTRUCTION INDEMNITEES: shall mean any member of the Construction Group, any Construction Individual and any Affiliate of any member of the Construction Group.

         1.9 CONSTRUCTION INDIVIDUAL: shall mean any individual who at any time prior to the Effective Date was a director, officer or employee of any member of the Construction Group, but solely to the extent that any Loss incurred by such Person is incurred in that capacity.

         1.10 CONSTRUCTION LIABILITIES: shall mean all of the Liabilities arising out of or resulting from the Construction Business.

         1.11 CONSTRUCTION SECURITIES TRANSACTIONS: shall mean the offer to sell or the sale of PKS Stock, PKS Debentures or New PKS Debentures.

         1.12 CONSTRUCTION SEGMENT: shall mean the segment of PKS' operations primarily involving the performance of construction and construction management activities.

         1.13 CONTINUING AGREEMENTS: shall mean any agreements between a member or members of the Construction Group, on one hand, and a member or members of the Materials Group, on the other hand which are not specifically terminated pursuant to Section 5.4 of this Agreement.

         1.14 DEBENTURES: shall mean, collectively, the New PKS Debentures and the KMC Debentures.

         1.15 DEBENTURE EXCHANGE: shall mean the exchange of PKS Debentures for:
(a) KMC Debentures or (b) both New PKS Debentures and KMC Stock, as described in
Section 3.2.

         1.16 DEBENTURE EXCHANGE DATE: shall mean the date upon which the Debenture Exchange occurs.

         1.17 DIVIDEND CONDITION: shall mean, with respect to the distribution in connection with the KMC Stock Distribution, a determination by the PKS Board that such distribution by PKS will (a) comply with the PKS Certificate, as then amended and/or restated, (b) will be made out of surplus, within the meaning of
Section 170 of the Delaware General Corporation Law and (c) will not result in the insolvency of PKS under applicable fraudulent conveyance or fraudulent transfer statutes.

         1.18 EFFECTIVE DATE: shall mean the date on which the KMC Stock Distribution is made, which will be a date determined by the PKS Board that occurs after satisfaction of all of the conditions set forth in Section 2.4.

         1.19 EXCHANGE ACT: shall mean the Securities Exchange Act of 1934, together with the rules and regulations promulgated thereunder.



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         1.20 GROUP: shall mean either of the Construction Group or the
Materials Group.

         1.21 INDEMNIFYING PARTY: shall mean a Person who or which is obligated under Article IV to provide indemnification.

         1.22 INDEMNITEE: shall mean a Person entitled to indemnification under
Article IV.

         1.23 INDEMNITY PAYMENT: shall mean an amount that an Indemnifying Party is required to pay to an Indemnitee pursuant to Article IV.

         1.24 INFORMATION: shall mean all information whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), computer data and other technical, financial, employee or business information.

         1.25 KCG: shall mean Kiewit Construction Group Inc., a Delaware corporation.

         1.26 KMC: shall mean Kiewit Materials Company, a Delaware corporation.

         1.27 KMC DEBENTURES: shall mean the debentures of KMC convertible into shares of KMC Stock which are distributed in the Debenture Exchange.

         1.28 KMC STOCK DISTRIBUTION: shall mean the distribution of KMC Stock by PKS to holders of record of PKS Stock on the KMC Stock Distribution Record Date as described in Section 3.3.

         1.29 KMC STOCK DISTRIBUTION RECORD DATE: shall mean the date which is selected by the PKS Board as the record date for determining holders of record of PKS Stock entitled to receive shares of KMC Stock in the KMC Stock Distribution.

         1.30 KMC SHARE EXCHANGE: shall mean the exchange of PKS Stock for KMC Stock as described in Section 3.1.

         1.31 KMC SHARE EXCHANGE DATE: shall mean the date on which the KMC Share Exchange occurs.

         1.32 LIABILITIES: shall mean all debts, liabilities and obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever or however arising, and whether or not the same would properly be reflected on a balance sheet, including all related costs and expenses.

         1.33 LOSSES: shall mean all losses, Liabilities, damages, actions, claims, suits, demands, proceedings, inquiries, investigations, judgments or settlements of any nature or kind, known or


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unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including all related costs and expenses (legal, accounting or otherwise as such costs are incurred) suffered by an Indemnitee.

         1.34 MATERIALS ASSETS: shall mean all of the Assets utilized immediately prior to the Effective Date by any member of the Materials Group in connection with the Materials Business.

         1.35 MATERIALS BUSINESS: shall mean all of the businesses and operations conducted at, or at any time before, the Effective Date, by KMC or any Subsidiary of KMC, other than the business and operations formerly conducted by Guernsey Stone Company (formerly Guernsey Stone and Construction Company) on or before March 1, 1999, and now conducted by Guernsey Construction Company.

         1.36 MATERIALS EMPLOYEES: shall mean employees of the Materials Group.

         1.37 MATERIALS GROUP: shall mean KMC and all of the Subsidiaries of KMC as of the Effective Date.

         1.38 MATERIALS INDEMNITEES: shall mean any member of the Materials Group, any Materials Individual and any Affiliate of any member of the Materials Group.

         1.39 MATERIALS INDIVIDUAL: shall mean any individual who at any time prior to the Effective Date was a director, officer or employee of any member of the Materials Group, but solely to the extent that any Loss incurred by such Person is incurred in that capacity.

         1.40 MATERIALS LIABILITIES: shall mean all of the Liabilities arising out of or resulting from the Materials Business.

         1.41 MATERIALS SECURITIES TRANSACTIONS: shall mean the offer to sell or the sale of KMC Stock or KMC Debentures.

         1.42 MATERIALS SEGMENT: shall mean the segment of PKS' operations primarily involving the production and retail sale of ready-mix concrete, asphalt, sand, gravel, landscaping materials and railroad ballast.

         1.43 NEW PKS DEBENTURES: shall mean the new reduced principal debentures of PKS convertible into shares of PKS Stock which are distributed in the Debenture Exchange.

         1.44 PARTY: shall mean any of PKS, KMC or KCG and "Parties" shall mean all of PKS, KMC and PKS, collectively.

         1.45 PKS: shall mean Peter Kiewit Sons', Inc., a Delaware corporation.

         1.46 PKS BOARD: shall mean the board of directors of PKS (or the executive committee of the board of directors of PKS, if the executive committee of the board of directors of PKS has the authority to take the action required under this Agreement).



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         1.47 PKS CERTIFICATE: shall mean the Restated Certificate of
Incorporation of PKS, as in effect on the date of this Agreement.

         1.48 PKS D&O POLICY: shall mean the directors' and officers' liability insurance policy maintained by PKS for directors and officers of PKS and its Subsidiaries.

         1.49 PKS DEBENTURES: shall mean PKS' outstanding Series 1997 through Series 1999 Convertible Debentures.

         1.50 PKS DEBENTURE SHARES: shall mean the shares of PKS Stock into which the PKS Debentures are convertible.

         1.51 PKS STOCK: shall mean the common stock of PKS, par value $.01 per share.

         1.52 PKS STOCKHOLDERS: shall mean the holders of PKS Stock.

         1.53 PERSON: shall mean an individual, a partnership, a limited partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

         1.54 REGISTRATION STATEMENTS: shall mean the registration statement filed by PKS and KMC on Form S-4 (Registration No. 333-30760-01), the registration statement filed by KMC on Form S-4 (Registration No. 333-30768) and the registration statement filed by KMC on Form 10 (Registration No. 000-29619) pursuant to the Securities Act and the Exchange Act, as amended from time to time, including the exhibits thereto.

         1.55 REPRESENTATIVE: shall mean, with respect to any Person, any of such Person's affiliates, directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

         1.56 RULING: shall mean the ruling obtained by PKS from the Service regarding certain U.S. Federal income tax matters of the Transaction.

         1.57 SEC: shall mean the Securities and Exchange Commission.

         1.58 SECURITIES ACT: shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

         1.59 SERVICE: shall mean the United States Internal Revenue Service.

         1.60 SEPARATION TRANSACTIONS: shall mean, collectively, the transactions described in Section 3.1 through 3.3 of this Agreement.

         1.61 SUBSIDIARY: shall mean, with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, all or a portion of the stock or other equity interest entitled to vote on the election of members to the board or similar governing body.



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         1.62 TAX: shall have the meaning specified in the Tax Sharing
Agreement.

         1.63 TAX SHARING AGREEMENT: shall mean the tax sharing agreement between PKS and KMC to be entered into on or before the Effective Date, in form and substance mutually satisfactory to all of the Parties.

         1.64 THIRD-PARTY CLAIM: shall mean any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person who is not a member of a Group.

         1.65 TRANSACTION: shall mean all of the transactions contemplated by this Agreement, taken together, the effect of which are to separate the Construction Segment and the Materials Segment.

                                   ARTICLE II
        CONDITIONS TO TRANSACTION; FAILURE TO CONSUMMATE THE TRANSACTION

         2.1 REGISTRATION STATEMENTS. (a) PKS and KMC have prepared and filed the Registration Statements.

         (b) As promptly as practicable following the date of this Agreement (to the extent not theretofore accomplished):

         (i) PKS and KMC will use their respective best efforts to cause such Registration Statements to be declared effective and to effect the Transaction in accordance with the terms of this Agreement and final approval by the PKS Board, including by (1) responding promptly to any comments from the SEC with respect thereto, and (2) taking such other actions as shall be reasonably required in order to have the Registration Statements declared effective as soon as reasonably practicable following the date hereof.

         (ii) PKS and KMC shall take all such actions as may be necessary or appropriate to register or qualify the KMC Stock and the Debentures under state securities or "Blue Sky" Laws or such other actions under such laws as is necessary or appropriate in connection with the Transaction.

         2.2 CONDITIONS TO TRANSACTION. The Transaction will be consummated only if (a) the Ruling remains in effect, (b) the Dividend Condition has been satisfied with respect to the KMC Stock Distribution, (c) all of the other Separation Transactions have been consummated, and (d) the PKS Board has finally approved the consummation of the Transaction.

         2.3 PKS BOARD RIGHT TO DEFER, MODIFY OR ABANDON TRANSACTION. Notwithstanding any other provision of this Agreement or prior approval of the PKS Board, (a) prior to consummation of the Transaction, the Parties will defer or modify the Transaction or this Agreement in any respect deemed appropriate by the PKS Board, and (b) the Parties will abandon the Transaction at any time if the PKS Board, by a duly adopted resolution, determines that consummation of the Transaction is no longer in the best interest of all PKS Stockholders. Nothing herein shall limit or otherwise affect the PKS Board's ability to proceed with the Transaction at a later date.



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         2.4 CONSEQUENCES OF FAILURE TO CONSUMMATE THE TRANSACTION. If the
Parties abandon or otherwise fail to consummate the Transaction, Articles III, IV, V and VI of this Agreement will terminate and have no further force or effect, the Parties will not be obligated to consummate any of the Separation Transactions that have not then been consummated, and only this Section 2.4 and Articles I, VII and VIII of this Agreement will remain binding on the Parties and have any further force or effect.

                                   ARTICLE III
                           THE SEPARATION TRANSACTIONS

         3.1 KMC SHARE EXCHANGE. PKS will conduct an exchange offer for all outstanding shares of PKS Stock held by Materials Employees (the "KMC Share Exchange"). Materials Employees who hold shares of PKS Stock will have the option to either: (a) exchange their shares of PKS Stock for shares of KMC Stock or (b) not participate in the KMC Share Exchange. On the KMC Share Exchange Date, PKS will exchange shares of KMC Stock for shares of PKS Stock with an aggregate formula value equal to the aggregate formula value of the shares of PKS Stock tendered for exchange in the KMC Share Exchange. Materials Employees who do not participate in the KMC Share Exchange will be required to sell their shares of PKS Stock back to PKS immediately following the consummation of the Transaction.

         3.2 DEBENTURE EXCHANGE. (a) PKS will conduct an exchange offering for all of its outstanding PKS Debentures (the "Debenture Exchange"). Holders of PKS Debentures will have the option: (i) to exchange their PKS Debentures for KMC Debentures; (ii) to exchange their PKS Debentures for both shares of KMC Stock and New PKS Debentures; or (iii) not to participate in the Debenture Exchange.

         (b) Holders of PKS Debentures who tender their PKS Debentures in exchange for KMC Debentures will receive KMC Debentures in the same principal amount as the tendered PKS Debentures and which are convertible into shares of KMC Stock with an aggregate formula value equal to the formula value of the PKS Stock into which the tendered PKS Debentures were convertible. The interest rate payable on the KMC Debentures will be the higher of the applicable federal rate, or the interest rate payable on the PKS Debentures tendered for exchange. The KMC Debentures will contain provisions limiting ownership thereof after the consummation of the Transaction to Materials Employees.

         (c) Holders of PKS Debentures who tender their PKS Debentures in exchange for both KMC Stock and New PKS Debentures will receive New PKS Debentures, convertible into the same number of shares of PKS Stock as the tendered PKS Debentures, and a number of shares of KMC Stock equal to the number of shares of KMC Stock the holders would have received in the KMC Stock Distribution, had the PKS Debentures been converted immediately prior to the KMC Stock Distribution Record Date and participated in the KMC Stock Distribution. The principal amount of the New PKS Debentures will be reduced by the formula value of the KMC Stock received in the Debenture Exchange. The interest rate payable on the New PKS Debentures will be the higher of the applicable federal rate, or the interest rate payable on the PKS Debentures tendered for exchange.



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         (d) On the Debenture Exchange Date, PKS will: (i) exchange New PKS
Debentures and KMC Stock for PKS Debentures tendered for exchange in the Debenture Exchange by those holders so electing such consideration; (ii) exchange KMC Debentures for PKS Debentures tendered for exchange in the Debenture Exchange by those holders so electing such consideration; and (iii) pay all accrued interest due and owing through the Debenture Exchange Date on all PKS Debentures tendered in the Debenture Exchange.

         (e) Any PKS Debentures not tendered for exchange in the Debenture Exchange will remain outstanding and governed by the original terms of the PKS Debentures.

         (f) On the Debenture Exchange Date, PKS will make a capital contribution to KMC in the amount of the formula value of the underlying shares of KMC Stock issuable pursuant to the KMC Debentures issued in the Debenture Exchange.

         3.3 KMC STOCK DISTRIBUTION. PKS will declare a dividend, payable to holders of PKS Stock as of the KMC Stock Distribution Record Date, of one share of KMC Stock for each share of PKS Stock held as of the KMC Stock Distribution Record Date (the "KMC Stock Distribution").

         3.4 KMC RECAPITALIZATION. Immediately prior to the Debenture Exchange Date and the KMC Share Exchange Date, KMC shall effect a stock split sufficient such that after taking into account the number of shares of KMC Stock to be distributed in the KMC Share Exchange, there are a sufficient number of remaining outstanding shares of KMC Stock to distribute one share of KMC Stock for each outstanding share of PKS Stock in the KMC Stock Distribution and one share of KMC Stock for each PKS Debenture Share to holders of PKS Debentures who tendered PKS Debentures in the Debenture Exchange and elected to receive KMC Stock and New PKS Debentures.

         3.5 ISSUANCE OF SECURITIES. (a) KMC will distribute to PKS the number of shares of KMC Stock issuable in connection with the recapitalization specified in Section 3.4, evidenced by two certificates, promptly upon such recapitalization. The number of shares of KMC Stock represented by each certificate shall be determined by PKS in its sole discretion.

         (b) As promptly as practicable after the Effective Date, KMC will deliver to PKS, in exchange for all shares of KMC Stock held by PKS, certificates for KMC Stock in names and denominations sufficient to permit PKS to distribute certificates for KMC Stock in the KMC Stock Distribution, the KMC Share Exchange and the Debenture Exchange.

         (c) As promptly as practicable after the close of the Debenture Exchange, KMC will deliver to PKS, KMC Debentures in such names and denominations sufficient to permit PKS to distribute KMC Debentures in the Debenture Exchange.

         3.6 CERTIFICATE DISTRIBUTION. PKS will coordinate delivery of certificates for any shares of KMC Stock or Debentures with any lending institution to which shares of PKS Stock or PKS Debentures have been pledged. PKS will arrange for delivery of such securities and will, if directed in writing by the holder thereof, deliver such securities directly to such lending institution.

         3.7 ORGANIZATION OF KMC. Prior to the Effective Date, PKS and KMC shall take any and all actions that are reasonably necessary or desirable to be taken to effectuate the


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Transactions in a manner consistent with the terms of this Agreement, including, without limitation, the following: (a) amending the Certificate of Incorporation of KMC so that the provisions thereof at the Effective Date shall incorporate the provisions as described in the Registration Statements; (b) amending the By-Laws of KMC so that the provisions thereof at the Effective Date shall incorporate the provisions as described in the Registration Statements; (c) adopting, preparing and implementing appropriate plans, agreements and arrangements for employees of KMC and non-employee directors of KMC; and (d) electing or otherwise appointing those individuals designated in the Registration Statements to be directors or officers of KMC, effective as of or prior to the Effective Date, except for those to be elected or appointed thereafter.

                                   ARTICLE IV
                                 INDEMNIFICATION

         4.1 INDEMNIFICATION. (a) From and after the Effective Date, KMC will indemnify, defend and hold harmless each Construction Indemnitee from and against all Losses incurred or suffered by any Construction Indemnitee arising out of or due to, directly or indirectly, (i) any breach by KMC of any obligation under this Agreement, (ii) the Materials Assets, (iii) the Materials Business, (iv) Materials Securities Transactions, and (v) the Materials Liabilities.

                  (b) From and after the Effective Date, PKS and KCG will indemnify, defend and hold harmless each Materials Indemnitee from and against all Losses incurred or suffered by any Materials Indemnitee arising out of or due to, directly or indirectly, (i) any breach by PKS or KCG of any obligation under this Agreement, (ii) the Construction Assets, (iii) the Construction Business, (iv) Construction Securities Transactions, and (v) the Construction Liabilities.

                  (c) This Section 4.1 shall not apply to any matter or item specifically covered by indemnification or risk allocation provisions of the Continuing Agreements.

                  (d) If an Indemnitee realizes a Tax benefit or detriment by reason of having incurred a Loss for which such Indemnitee receives an Indemnity Payment from an Indemnifying Party or by reason of receiving an Indemnity Payment, such Indemnitee shall pay to such Indemnifying Party an amount equal to the Tax benefit, or such Indemnifying Party shall pay to such Indemnitee an additional amount equal to the Tax detriment (taking into account any Tax detriment resulting from the receipt of such additional amounts), as the case may be. If, in the opinion of counsel to an Indemnifying Party reasonably satisfactory in form and substance to the affected Indemnitee, there is a substantial likelihood that the Indemnitee will be entitled to a Tax benefit by reason of an Indemnifiable Loss, the Indemnifying Party promptly shall notify the Indemnitee and the Indemnitee promptly shall take any steps (including the filing of such returns, amended returns or claims for refunds consistent with the claiming of such Tax benefit) that, in the reasonable judgment of the Indemnifying Party, are necessary and appropriate to obtain any such Tax benefit. If, in the opinion of counsel to an Indemnitee reasonably satisfactory in form and substance to the affected Indemnifying Party, there is a substantial likelihood that the Indemnitee will be subjected to a Tax detriment by reason of an Indemnification Payment, the Indemnitee promptly shall notify the Indemnifying Party and the Indemnitee promptly shall take any steps (including the filing of such returns or amended returns or the payment of Tax underpayments consistent with the settlement of any Liability for Taxes arising from such Tax detriment) that, in the reasonable judgment of the Indemnitee, are necessary and appropriate to settle any Liabilities for


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Taxes arising from such Tax detriment. If, following a payment by an Indemnitee or an Indemnifying Party pursuant to this Section 4.1(d) in respect of a Tax benefit or detriment, there is an adjustment to the amount of such Tax benefit or detriment, then each of the Indemnifying Party and the Indemnitees shall make appropriate payments to the other to reflect such adjustments.

                  (e) The amount which an Indemnifying Party is required to pay to any Indemnitee pursuant to this Section 4.1 will be reduced (including retroactively) by any insurance proceeds and other amounts actually recovered by such Indemnitee in reduction of the related Loss, it being understood and agreed that the members of each Group will use their commercially reasonable efforts to collect any such proceeds or other amounts to which they are entitled, without regard to whether it is the Indemnifying Party hereunder. If an Indemnitee receives an Indemnity Payment in respect of an Indemnifiable Loss and subsequently receives insurance proceeds or other amounts in respect of such Indemnifiable Loss, then such Indemnitee shall pay to such Indemnifying Party an amount equal to the difference between (i) the sum of the amount of such Indemnity Payment and the amount of such insurance proceeds or other amounts actually received and (ii) the amount of such Loss, adjusted (at such time as appropriate adjustment can be determined) in each case to reflect any premium adjustment attributable to such claim.

                  (f) No person other than an Indemnitee is intended to be a beneficiary of the indemnification provisions set forth above, and no insurer will be relieved thereby of any obligation to pay any claims to which it is obligated or be entitled to any right of subrogation with respect to any amount paid hereunder.

         4.2 PROCEDURE FOR INDEMNIFICATION. (a) If any Indemnitee determines that it is or may be entitled to indemnification by any Indemnifying Party (other than in connection with any Third Party Claim), the Indemnitee will deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnitee reasonably believes it is entitled to be indemnified. Within 60 calendar days after receipt of such notice, the Indemnifying Party will pay the Indemnitee such amount in cash or other immediately available funds unless the Indemnifying Party objects to the claim for indemnification or the amount by written notice setting forth the grounds therefor within such 60 calendar day period. If the Indemnifying Party does not give the Indemnified Party written notice objecting to such indemnity claim and setting forth the grounds therefor within 60 calendar days after receipt of such notice, the Indemnifying Party will be deemed to have acknowledged its liability for such claim and the Indemnitee may exercise any and all of its rights under applicable law to collect such amount.

                  (b) If any Indemnitee receives notice of the assertion of any Third-Party Claim with respect to which an Indemnifying Party is obligated under this Agreement to provide indemnification, such Indemnitee will give such Indemnifying Party notice thereof promptly after becoming aware of such Third-Party Claim; provided, however, that the failure of any Indemnitee to give such notice will not relieve any Indemnifying Party of its obligations under this Article IV, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice will describe such Third-Party Claim in reasonable detail and, if practicable, will indicate the estimated amount of the Indemnifiable Loss that has been or may be sustained by such Indemnitee.

                  (c) An Indemnifying Party, at such Indemnifying Party's own expense and through counsel chosen by such Indemnifying Party (which counsel shall be reasonably satisfactory to the Indemnitee), may elect to defend any Third-Party Claim. If an Indemnifying Party elects to defend a Third-Party Claim, then, within fifteen calendar days after receiving notice of such Third-Party Claim (or sooner, if the nature of such Third-Party Claim so requires), such Indemnifying Party will notify the Indemnitee of its intent to do so, and such Indemnitee shall cooperate in the defense of such Third-Party Claim. Such Indemnifying Party will pay such Indemnitee's reasonable out-of-pocket expenses incurred in connection with such cooperation. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnifying Party will not be liable to such Indemnitee under this Article IV for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof; provided, however, that such Indemnitee will have the right to employ one law firm as counsel to represent such Indemnitee (which firm shall be reasonably acceptable to the Indemnifying Party) if, in such Indemnitee's reasonable judgment, either a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim or there may be defenses available to such Indemnitee which are different from or in addition to those available to such Indemnifying Party, and in that event (i) the reasonable fees and expenses of such separate counsel shall be paid by such Indemnitee and (ii) each of such Indemnifying Party and such Indemnitee shall have the right to run its own defense in respect of such claim. If an Indemnifying Party elects not to defend against a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in this Section 4.2 within the period of fifteen calendar days described above, such Indemnitee may defend, compromise and settle such Third-Party Claim; provided, however, that no such Indemnitee may compromise or settle any such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be withheld unreasonably. Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnitee, (i) settle or compromise any Third-Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such Third-Party Claim or (ii) settle or compromise any Third-Party Claim in any manner that in the reasonable judgment of the Indemnifying Party, is likely to adversely affect the Indemnitee.

                  (d) If for any reason the indemnification provided by this Agreement is unenforceable, the Indemnifying Party will contribute to the amount payable by the Indemnitee as a result of the related losses an amount appropriate to reflect equitable considerations.

         4.3 REMEDIES CUMULATIVE. The remedies provided in this Article IV will be cumulative and will not preclude assertion by any Indemnitee of any other rights or the seeking of any other remedies against any Indemnifying Party.

                                    ARTICLE V
                              ADDITIONAL COVENANTS

         5.1 FURTHER ASSURANCES. Each of the Parties will use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the Transaction. Each Party will cooperate with the other Parties, and execute and deliver, or use its best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assumption, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any governmental or regulatory authority or any other Person under any permit, license, agreement, indenture or other instrument, and take all such other actions as such Party may reasonably be requested to take by any other Party, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement.

         5.2 TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES. (a) The Parties intend that, upon consummation of the Transaction, (i) one or more members of the Construction Group, and not any member of the Materials Group, will hold all right, title and interest in and to all Construction Assets, and that one or more members of the Construction Group, and not any member of the Materials Group, will have the sole liability for Construction Group Liabilities; and (ii) one or more members of the Materials Group, and not any member of the Construction Group, will hold all right, title and interest in and to all Materials Assets, and one or more members of the Materials Group, and not any member of the Construction Group, will have the sole liability for all Materials Group Liabilities.

                  (b) Prior to the Effective Date, each Party will take any action, and will cause their Subsidiaries to take any action, requested by any member of the other Group entitled under Section 5.2(a) to obtain an Asset or to be relieved of a Liability, reasonably necessary to transfer any such Asset or to assume any such Liability. If any such transfer or assumption of Assets or Liabilities is not consummated on or before the Effective Date, the Party retaining such Asset or Liability will hold such Asset in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto), or will retain such Liability for the account of the Party by whom such Liability is to be assumed pursuant hereto, as the case may be, and will take such other action as may be reasonably requested by the Party to whom such Asset is to be transferred (including licensing, contracting and leasing arrangements), or by whom such Liability is to be assumed, in order to place such Party, insofar as reasonably possible, in the same position as if such Asset or Liability had been transferred as contemplated hereby. If and when any such Asset or Liability becomes transferable, such transfer will be effected as promptly as possible.

                  (c) Notwithstanding any other provision of this Agreement, this Agreement will not constitute an agreement to transfer any Asset or assume any Liability if an assignment of the Asset or the assumption of the Liability violates any law, rule or regulation or constitutes a breach of any agreement relating to such Asset or Liability.

         5.3 NO REPRESENTATIONS OR WARRANTIES. Each Group understands and agrees that no member of the other Group is, in this Agreement, representing or warranting in any way as to the Assets, the Business or the Liabilities of the Group or as to any consents or approvals required in connection with the consummation of the transactions contemplated by this Agreement, it being agreed and understood that each Group is taking all of its Assets "as is, where is" and that each Group will bear the economic and legal risk that the title of any member of the Group to any Assets shall be other than good and marketable and free from encumbrances.

         5.4 TERMINATED AGREEMENTS. On or before the Effective Date, the Parties will agree to a schedule of agreements, contracts and arrangements that will terminate and have no further force or effect as of the Effective Date. Each Party shall, at the reasonable request of another Party, take or cause to be taken, such other actions as may be necessary to effect the termination of such agreements. To the extent that there are such agreements, such schedule shall be attached hereto as Schedule 5.4.

         5.5 CONTINUING AGREEMENTS. Neither this Agreement nor the Transaction shall modify, amend or otherwise affect any of the Continuing Agreements. If there is a conflict between this Agreement and a Continuing Agreement, the Continuing Agreement shall control.

         5.6 INTERCOMPANY ACCOUNTS. Effective as of the close of business on the day prior to the Effective Date, all intercompany receivables or payables and loans then existing between any member of one Group and any member of the other Group will be settled by way of payment or offset.

         5.7 KIEWIT NAME. From and after the Effective Date, KMC shall have a revocable non-exclusive right and license to use the name "Kiewit" solely as part of KMC's name. Use by KMC of the name "Kiewit" shall be limited solely in combination with the name "Materials." PKS may revoke such license at any time upon the sole determination of the PKS Board. Upon such revocation, KMC will change its corporate name to another name not including "Kiewit" as part of the name, and will cause all of its Subsidiaries to change their corporate names if necessary to corporate names not including "Kiewit" as part of the name. In addition, as soon as reasonably practicable after such revocation, KMC will use its best efforts to, and will cause its Subsidiaries to use their best efforts to, cease using "Kiewit" in connection with the business activities of the Materials Group.

         5.8 INSURANCE. (a) As of the Effective Date, directors and officers of the members of the Materials Group will no longer be covered by the PKS D&O Policy for acts occurring on and after the Effective Date. KMC will obtain, effective not later than the Effective Date, directors and officers liability insurance for all directors and officers of the members of the Materials Group, on such terms and conditions and providing such coverages as KMC deems appropriate.

         (b) No Party shall, without the consent of the other Parties, provide any insurance carrier with a release, or amend, modify or waive any rights under any such policy or agreement, if such release, amendment, modification or waiver would adversely affect any rights or potential rights of another Group; provided, however, that the foregoing shall not preclude a Party either from presenting any claim or from exhausting any policy limit.

         (c) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of the Parties in respect of any insurance policy or any other contract or policy of insurance.

         (d) From and after the Effective Date, KMC shall be entitled to the benefit of any reserves held by any insurance carrier with respect to the Materials Liabilities, and PKS shall be entitled to the benefit of any reserves held by any insurance carrier with respect to the Construction Liabilities.

         (e) On or before the Effective Date, the Parties will agree upon the insurance policies in which PKS is the lead named insured which will be amended to substitute KMC as the lead named insured effective as of the Effective Date. Each Party shall, at the reasonable request of another Party, take or cause to be taken, such other actions as may be necessary to effectuate such change.

         (f) Notwithstanding any other provision hereof, each Group shall retain all rights of any insured party under each insurance policy and insurance contract owned or maintained by PKS under which any member of such Group is a named insured, including any right of indemnity and the right to be defended by or at the expense of the insurer. Each Party shall pay its allocable share of any retrospectively-rated premiums arising out of any claims made by such Party under such insurance policies.

         (g) The Parties agree to cooperate and provide reasonable assistance to each other with regard to any dispute with any third party (including insurers or third-party administrators) regarding any matter related to any of the above insurance policies.

         5.9 OTHER RELATIONSHIPS. The Parties agree to negotiate in good faith and enter into on or before the Effective Date, mutually acceptable arrangements with respect to the following matters: (a) the lease by KMC, on a short-term basis, of office space from KCG in the KCG headquarters building at Kiewit Plaza, Omaha, Nebraska; (b) the provision by KMC of certain services related to the operation of MIMS Software by members of the Construction Group; (c) the provision by PKS of interim administrative services to KMC; (d) the treatment of Materials Employees who are participants prior to the Effective Date in the 401(k) and profit sharing plans maintained by PKS; and (e) administration of insurance claims with respect to policies maintained for the benefit of both Groups prior to the Effective Date.

         5.10 NO RESTRICTIONS COMPETITIVE ACTIVITIES; CORPORATE OPPORTUNITIES. It is the explicit intent of each of the Parties that the provisions of this Agreement shall not include any non-competition or other similar restrictive arrangements with respect to the range of business activities which may be conducted by the Parties. Accordingly, each of the Parties acknowledges and agrees that nothing set forth in this Agreement shall be construed to create any explicit or implied restriction or other limitation on (i) the ability of any Party to engage in any business or other activity which competes with the business of any other Party, or (ii) the ability of any Party to engage in any specific line of business or engage in any business activity in any specific geographic area.

         5.11 GUARANTEE OBLIGATIONS. KMC and its Subsidiaries shall cooperate with PKS and use their best efforts to terminate all obligations of PKS or any of its Subsidiaries (other than a member of the Materials Group) under any loan, financing, lease, contract or other obligation in existence as of the Effective Date pertaining to the Materials Business for which PKS or any of its Subsidiaries (other than a member of the Materials Group) is or may be liable, as guarantor, original tenant, primary obligor or otherwise. If such a termination or substitution is not effected by the Effective Date, (a) KMC shall indemnify and hold harmless PKS for any Losses arising from or relating to any such obligations, and (b) from and after the Effective Date, KMC shall not, and shall not permit any of its Subsidiaries to, enter into, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, contract or other obligation for which PKS or its Subsidiaries (other than a member of the Materials Group) is or may be liable pursuant to any such obligation.

         5.12 TAX SHARING AGREEMENT. The Parties agree to negotiate in good faith and enter into the Tax Sharing Agreement on or before the Effective Date.

                                   ARTICLE VI
                                   INFORMATION

         6.1 ACCESS TO INFORMATION. (a) As soon as practicable following the Effective Date, and to the extent requested, each Group shall provide to the other Group any documents, contracts, books, records and data (including but not limited to minute books, stock registers, stock certificates and documents of title) in its possession relating to such other Group or such other Group's business and affairs; provided that if any such documents, contracts, books, records or data relate to both Groups or the business and operations of both Groups, each such Group shall provide to the other Group true and complete copies of such documents, contracts, books, records or data.

                  (b) After the Effective Date, each Group will afford to the other Group and to the other Group's Representatives reasonable access and duplicating rights during normal business hours to all Information within such Group's possession relating to such other Group's businesses, insofar as such access is reasonably required by such other Group. In addition, KMC shall have access during such time to Information of historical significance that relates to the Materials Business. Without limiting the foregoing, Information may be requested under this Section for audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

         6.2 PRODUCTION OF WITNESSES. After the Effective Date, each Group will use reasonable efforts to make available to the other Group its Representatives as witnesses to the extent that any such Person may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting Party may from time to time be involved and will otherwise cooperate with the other Group, to the extent reasonably required in connection with any such proceeding.

         6.3 RETENTION OF RECORDS. Except as otherwise required by law or agreed in writing, or as otherwise provided in the Continuing Agreements, each Group will retain, for a period of at least ten years following the Effective Date, all significant Information in such Group's possession or under its control relating to the business of the other Group and, after the expiration of such ten year period, prior to destroying or disposing of any such Information, (a) the Group proposing to dispose of or destroy any such Information shall provide no less than 90 calendar days' prior written notice to the other Group, specifying the Information proposed to be destroyed or disposed of, and (b) if, prior to the scheduled date for such destruction or disposal, the other Group requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such other Group, the Group proposing to dispose of or destroy such Information promptly shall arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting Group.

         6.4 REIMBURSEMENT. Each Group providing information or witnesses to the other Group, or otherwise incurring any expense under Sections 6.1, 6.2 or 6.3, including costs and expenses paid to third parties for storage of Information on behalf of the other Group, will be entitled to receive from the other Group, upon the presentation of invoices therefor, payment for all out-of-pocket costs and expenses as may be reasonably incurred in providing such information, witnesses or cooperation.

         6.5 CONFIDENTIALITY. From and after the Effective Date, each Group will hold, and shall use its reasonable best efforts to cause its Representatives to hold, in confidence all Information concerning the other Party obtained by it prior to the Effective Date or furnished to it by such other Party pursuant to this Agreement or the Continuing Agreements, and will not release or disclose such Information to any other Person, except its Representatives, who will be bound by the provisions of this Section; provided, however, that each Group may disclose such Information to the extent that (a) disclosure in the opinion of such Group's counsel, is required or advisable under applicable law (including the federal securities laws), or (b) such Group can show that such Information was (i) available to such Group on a nonconfidential basis prior to its disclosure by the other Group, (ii) in the public domain through no fault of such Group or (iii) lawfully acquired by such Party from other sources after the time that it was furnished to such Party pursuant to this Agreement or the Continuing Agreements. Notwithstanding the foregoing, each Group will be deemed to have satisfied its obligations under this Section with respect to any Information if it exercises the same care with regard to such Information as it takes to preserve confidentiality for its own similar Information.

         6.6 MAIL AND OTHER COMMUNICATIONS. After the Effective Date, a Party may receive mail, telegrams, packages and other communications properly belonging to another Party. Accordingly, at all times after the Effective Date, each Party authorizes the other to receive and open all mail, telegrams, packages and other communications received by it and not unambiguously intended for the other Party or any of the other Party's officers or directors, and to retain the same to the extent that they relate to the business of the receiving Party or, to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, telegrams, packages or other communications (or, in case the same relate to both businesses, copies thereof) to the other Party as provided for in Section 8.4 hereof. Any mail, telegram, package or other communication received by a Party that is unambiguously intended for the other Party shall be promptly delivered to the other Party as provided for in Section 8.4 hereof. The provisions of this
Section 6.6 are not intended to, and shall not, be deemed to constitute an authorization by a Party to permit another Party to accept service of process on its behalf and no Party is or shall be deemed to be the agent of another for service of process purposes.

                                   ARTICLE VII
                                    EXPENSES

         7.1 GENERAL. Except as otherwise provided in the Tax Sharing Agreement, the Parties have agreed to allocate 100% of the financial burden of all costs of the Transaction to the Construction Group, whether the Transaction is consummated or abandoned.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         8.1 COMPLETE AGREEMENT. This Agreement, the Exhibits and Schedules hereto and the agreements and other documents referred to herein will constitute the entire agreement between the Parties with respect to the subject matter hereof and will supersede all previous negotiations, commitments and writings with respect to such subject matter.

         8.2 SURVIVAL OF AGREEMENTS. All covenants and agreements of the Parties contained in this Agreement will survive the Transaction.

         8.3 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Nebraska (other than the laws regarding choice of laws and conflicts of laws) as to all matters, including matters of validity, construction, effect, performance and remedies.

         8.4 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

                  If to PKS or KCG:

                           Peter Kiewit Sons', Inc.
                           Kiewit Plaza
                           Omaha, Nebraska 68131
                           Attention: General Counsel

                  If to KMC:

                           Kiewit Materials Company
                           Kiewit Plaza
                           Omaha, Nebraska 68131
                           Attention: General Counsel

         8.5 AMENDMENT AND MODIFICATIONS. This Agreement may be amended, modified or supplemented, and any provision of this Agreement may be waived, only by a written agreement signed by all of the Parties.

         8.6 SUCCESSORS AND ASSIGNS; NO THIRD-PARTY BENEFICIARIES. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties, their successors and permitted assigns, but neither this Agreement nor any of the rights, interest and obligations hereunder may be assigned by any Party without the prior written consent of each of the other Parties (which consent shall not be unreasonably withheld). This Agreement is solely for the benefit of the Parties (and Indemnitees) and is not intended to confer any rights or remedies upon any other Persons.

         8.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         8.8 INTERPRETATION. (a) The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

                  (b) The Parties intend that the Transaction will be a distribution and exchange pursuant to Section 355(a) and Section 368(a)(1)(D) of the Code, and all provisions of this Agreement will be so interpreted.

         8.9 LEGAL ENFORCEABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. Each Party acknowledges that money damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the Parties under this Agreement will be specifically enforceable.

         8.10 DISPUTE RESOLUTION. Except to the extent that a Party seeks injunctive relief to enforce any particular provision of this Agreement, if, in the event of any dispute or controversy arising out of this Agreement, its performance, or breach, the Parties are unable to settle the dispute themselves, within thirty (30) calendar days after the dispute arises, then the dispute shall be referred for resolution by agreement between the President of KMC and the President of PKS. In the event that the foregoing officers are unable to resolve such dispute within thirty (30) calendar days, then the Parties shall be free to pursue any other rights or remedies to which they may be entitled.

         8.11 SCHEDULES. All schedules referred to herein are a part of this Agreement as if fully set forth herein.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

                                           PETER KIEWIT SONS', INC.


                                           By /s/ Kenneth E. Stinson
                                              -------------------------------
                                               Kenneth E. Stinson, President

                                           KIEWIT MATERIALS COMPANY


                                           By /s/ Christopher J. Murphy
                                              -------------------------------
                                                Christopher J. Murphy, President

                                           KIEWIT CONSTRUCTION GROUP INC.


                                           By /s/ Kenneth E. Stinson
                                              -------------------------------
                                                Kenneth E. Stinson, President